Exhibit 10.15
                                                              -------------

                       AMENDED EMPLOYMENT AGREEMENT
                       ----------------------------

     THIS AMENDED EMPLOYMENT AGREEMENT ("Agreement"), made and entered into as of November 15, 1996, by and between LabOne, Inc., with offices in Lenexa, Kansas (hereinafter referred to as "LabOne"), and Carl W. Ludvigsen, Jr., a resident of the State of Kansas (hereinafter referred to as "Officer");

                                WITNESSETH:

     WHEREAS, Officer and LabOne are presently parties to an Employment Agreement, dated August 15, 1993 ("Employment Agreement"); and

     WHEREAS, the parties desire to amend and restate said Employment Agreement in its entirety;

     NOW, THEREFORE, in consideration of the employment of Officer by LabOne for the term of this Agreement and of the mutual promises, covenants, representations and warranties contained herein , the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree that the Employment Agreement is hereby amended and restated in its entirety to read as follows:


                                 SECTION I

                            EMPLOYMENT AND TERM

     1.1  Employment.     LabOne hereby employs Officer and Officer hereby
accepts such employment and agrees to perform the duties described in
Section 2 of this Agreement.

     1.2  Term.


          (a)  Base Term.      The term of employment shall commence on
the date hereof and shall continue for a period of two (2) years therefrom (the "Base Term"), or until terminated as otherwise provided herein.

          (b)  Termination Subsequent to Change of Control.
Notwithstanding any other provision of this Agreement to the contrary, in the event that (i) a Change of Control of LabOne, as defined below, shall occur at any time during which Officer is in the full-time employment of LabOne or its successor and (ii) within one (1) year after such a Change of Control, Officer's employment with LabOne or its successor is terminated by LabOne or its successor for any reason other than permanent disability, death or normal retirement, or is voluntarily terminated by Officer for any reason at his sole discretion, LabOne will promptly pay to Officer
(A) the installments of his base salary through the date of termination of employment, (B) any annual incentive bonus for the previous year if such has been approved but not paid, and (C) a lump sum severance payment equal to three (3) times the sum of (x) Officer's Average Annual Base Salary, as defined below, and (y) Officer's Average Annual Incentive Bonus, as defined below, and upon such payment any remaining term of this Agreement shall be


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cancelled.  To the extent that any amount required to be paid hereunder would constitute an "excess parachute payment" within the meaning of
Section 280G(b) of the Internal Revenue Code of 1986, that excess amount need not be paid.

                    For purposes of this Section 1.2(b):

          (i) A "Change of Control" shall be deemed to have taken place if there shall have occurred (A) a sale of other disposition resulting in the transfer of legal or beneficial ownership of, or the right to vote, more than fifty percent (50%) of the outstanding capital stock of LabOne to one or more third-party purchasers unaffiliated with Seafield Capital Corporation, its shareholders or affiliates (as the term "affiliate" is defined in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934), except in connection with an underwritten public offering of the common stock of LabOne, (B) a merger or consolidation of LabOne with or into any entity other than Seafield Capital Corporation or its affiliates, or (C) a sale or other transfer of substantially all of the assets of LabOne to any person or entity other than Seafield Capital Corporation or its affiliates;

          (ii) "Officer's Average Annual Base Salary" shall equal the average annual base salary paid to Officer by LabOne during the five fiscal years immediately prior to the fiscal year in which the Change of Control occurs, or if Officer was not an employee of LabOne for the full five year period, during such portion of the five year period that Officer was employed by LabOne; and

          (iii) "Officer's Average Annual Incentive Bonus" shall equal the average annual incentive bonus paid to Officer by LabOne with respect to the five fiscal years immediately prior to the fiscal year in which the Change of Control occurs, or if Officer was not an employee of LabOne for the full five year period, during such portion of the five year period that Officer was employed by LabOne.

          The payments to Officer under this Section and the arrangements provided for by any stock option or other agreement between LabOne and Officer in effect at the time and by any other applicable plan of LabOne will constitute the entire obligation of LabOne to Officer with respect to such termination, and will also constitute full settlement of any claim under law or in equity that Officer might otherwise assert against LabOne or any of its employees on account of such termination.


          (c)  Annual Extension.     Commencing on the first anniversary
of this Agreement and on each succeeding anniversary thereafter, unless LabOne notifies Officer in accordance with the immediately following sentence that Officer's employment under this Agreement will not be extended, this Agreement and Officer's employment under this Agreement shall automatically and without further action be extended for an additional twelve (12) months to a date two (2) years from such anniversary, on the same terms and conditions as are set forth herein. If LabOne elects not to extend Officer's employment under this Agreement as provided in the





                                      -44-

preceding sentence, it shall do so by notifying Officer in writing within six (6) months prior to the applicable anniversary date of this Agreement. If LabOne elects not to extend Officer's employment under this Agreement as provided above, such election shall be treated as a termination of Officer without cause within the meaning of Section 9.1(e) of this Agreement and LabOne shall pay to Officer, in addition to any other sums which may be due to Officer, the lump sum severance payment provided for in Section 9.1(e).



                                 SECTION 2


                                  DUTIES

     2.1 General Duties. Officer shall serve LabOne in the capacities of Executive Vice President-New Business Development and Chief Pathologist. Officer shall be responsible for performing the duties generally required of such positions and such other duties in relation to LabOne as shall from time to time be assigned to Officer by the Board of Directors or the Chairman of the Board of Directors.

     2.2 Full Time. During the term hereof, Officer agrees to devote his full time, attention and skill to the performance of the foregoing duties.

     2.3 Best Efforts. Officer agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of him as described above.

     2.4 Indemnification and D & 0 Insurance. LabOne shall provide to Officer coverage under LabOne, Inc.'s director and officer liability insurance and indemnification By-laws, as fully and to the same extent as the same are provided to similar executive officers of LabOne.



                                 SECTION 3

                                BASE SALARY

     3.1 Annual Base Salary. LabOne shall pay Officer, and Officer shall accept from LabOne in full payment for Officer's full time services hereunder, compensation at the rate of Two Hundred Thirty Two Thousand Nine Hundred Dollars ($232,900) per annum, payable monthly in periodic equal installments during the year. Such salary shall be reviewed from time to time, but not less often than annually, by the Board of Directors of LabOne and will be subject to such increases, but not decreases, as the Board of Directors of LabOne may determine, having due regard for the efforts of Officer and the results, both financial and otherwise, of LabOne's operations during Officer's tenure.





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     3.2     Reimbursement of Expenses.  LabOne shall reimburse Officer for such reasonable out-of-pocket expenses as are incurred by Officer in order to render the services contemplated hereunder.

     3.3 Tax Withholdings. LabOne shall deduct from the compensation payable to Officer all federal, state, and local income tax, social security, FICA, FUTA and other withholdings as required by law.



                                 SECTION 4

                        BONUSES AND FRINGE BENEFITS

     4.1 Annual Incentive Bonus. During the term hereof, Officer shall be eligible to receive an annual incentive bonus based upon the performance of LabOne in relation to pre-determined financial goals established by the compensation Committee of the Board of Directors of LabOne. Bonuses for less than a full year of service may be granted at the discretion of the Compensation Committee.

     4.2 Other Fringe Benefits. Officer shall be entitled to an annual vacation consistent with LabOne's vacation policies for similar executive officers and to participate in such fringe benefit programs as LabOne may make available from time to time to similar executive officers, which shall include reasonable hospital and major medical insurance coverage, long term disability and life insurance in amounts and on terms no less favorable than those provided to similar executive officers of LabOne.



                                 SECTION 5

                              NON-COMPETITION

     5.1 Restrictive Covenants. In consideration for Officer's employment with LabOne and in further consideration for the compensation provided for in Sections 1, 3 and 4 hereof and the post-termination payment, if any, provided for in Section 9(e) hereof, Officer agrees that during the term of employment pursuant to this Agreement, and for a period of two (2) years after the termination for any reason of employment pursuant to this Agreement, Officer will not, without the prior written consent of LabOne, directly or indirectly, individually or in concert with others, or through the medium of any other corporation, partnership, syndicate, association, joint venture, or other entity or as an employee, officer, director, agent, consultant, partner, member or otherwise:

          (a) solicit, accept, divert or service, or attempt to solicit, accept, divert or service, any business similar to the type and character or business then engaged in by LabOne from any person, corporation or other entity who was as of the date of the termination of Officer's employment a customer of LabOne,





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          (b)  solicit, induce or encourage any employee, contractor or agent of LabOne to terminate employment or other relationship with LabOne or to compete with LabOne in any manner, or

          (c) compete with LabOne in the clinical or insurance laboratory testing businesses or any other businesses of LabOne at the date of termination of Officer's employment.

It is understood and agreed that Section 5.1(c) shall apply only with respect to the following geographic area: All territory in which LabOne or its representatives or agents, as of the date of the termination of Officer's employment pursuant hereto, sells or offers for sale LabOne's products or services.

     5.2 Injunctive Relief. LabOne shall be entitled to appropriate injunctive relief in any court of competent jurisdiction to enforce its rights under Sections 5, 6, 7 and 8 of this Agreement, in addition to any other rights and remedies available to LabOne at law or in equity, it being agreed that any violation of Sections 5, 6, 7 or 8 of this Agreement by Officer is reasonably likely to cause irreparable damage to LabOne which will be difficult or impossible to value in monetary damages.

     5.3 Charitable Activities. Nothing in this Section 5 shall be construed as preventing Officer from engaging in charitable, professional, religious or civic activities such as serving on a school board, or as a member of or officer of a professional organization, provided such activity or organization does not compete directly with LabOne.


                                 SECTION 6

                         CONFIDENTIAL INFORMATION

     6.1 Confidentiality. During the term of and at any time after the termination of this Agreement, Officer will hold in trust and confidence and will not divulge, disclose or convey to any person, firm, corporation or other entity and will keep secret and confidential all trade secrets, proprietary information and confidential information heretofore or hereafter acquired by Officer concerning LabOne, Head Office Reference Laboratory Ltd., or Seafield Capital Corporation, and will not use for himself or others the same in any manner, except to the extent that such information should become no longer a trade secret,
proprietary or confidential.     Such trade secrets, proprietary
information and confidential information shall be deemed to include, but shall not be limited to, information, whether written or not:

          (a) of a technical nature, such as but not limited to, technology, inventions, discoveries, improvements, processes, formulae, ideas, know-how, methods, compositions, computer software programs or research projects, including the identity of research organizations and researchers,





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          (b)  of a business nature, such as but not limited to
information concerning costs, profits, supplies, suppliers, marketing, sales or lists of customers, and

          (c) pertaining to future developments, such as but not limited to information concerning research and development or future marketing methods.

          The restrictions contained above shall not apply to:

          (i) information which at the time of disclosure by LabOne to Officer is in the public domain; or

          (ii) information which at the time of disclosure by LabOne to Officer constituted confidential information hereunder, but which thereafter becomes part of the public domain by publication or otherwise through no fault of Officer.


                                 SECTION 7

                                INVENTIONS

     7.1 All inventions, products, discoveries, improvements, processes, manufacturing, marketing and service methods and techniques, formulae, design, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registerable under copyright or similar statutes, made, developed or created by Officer (whether or not at the request or suggestion of LabOne, alone or in conjunction with others, and whether during regular hours at work or otherwise) during Officer's period of employment with LabOne (collectively, "Inventions") , shall be promptly and fully disclosed by Officer to an appropriate executive officer of LabOne. Officer hereby assigns, transfers and conveys to LabOne all rights in and to all Inventions as its exclusive property. Officer shall give evidence and promptly execute and/or deliver to an appropriate executive officer of LabOne, without any additional compensation therefor, all papers, drawings, models, programs, data, documents and other material:

          (a) pertaining to or in any way relating to or evidencing any Inventions, or

          (b) necessary or desirable to document such transfer, or to enable LabOne to file and process applications for and to acquire, maintain and enforce any and all patents, trademarks, registrations or copyrights with respect to any such Inventions, or to obtain any
extension, validation, reissue     continuance or renewal of any such
patent, trademark or copyright.

LabOne will be responsible for the preparation of any such instruments, documents and papers and for the implementation of any such proceedings and will reimburse Officer for all reasonable expenses incurred by Officer in compliance with the provisions of this Section. OFFICER IS HEREBY NOTIFIED THAT the provisions of this Section 7.1 shall not apply



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to an Invention for which no equipment, supplies, facility or trade secret information of LabOne was used and which was developed entirely on Officer's own time, unless:

          (i) the Invention relates directly to the business of LabOne or to its actual or demonstratively anticipated research or development, or

          (ii) the Invention results from any work performed by Officer for LabOne.



                                 SECTION 8

                             PROPERTY OF LABONE

     8.1 All correspondence, notes, recordings, documents and other materials and reproductions thereof pertaining to any aspect of the business of LabOne shall be the property of and shall be delivered to and retained by LabOne upon termination of this Agreement.



                                 SECTION 9

                                TERMINATION

     9.1 Termination. Officer's employment pursuant to this Agreement shall terminate upon the occurrence of any of the following events:

          (a) Death. In the event that Officer dies during the term of this Agreement, LabOne shall pay to his executors or administrators an amount equal to the installments of his base salary payable for the month in which he dies and any annual incentive bonus for the previous year if such has been approved but not paid, and such payments, together with the arrangements provided for by any stock option or other agreement between LabOne and Officer in effect at the time and by any other applicable plan of LabOne will constitute the entire obligation of LabOne to Officer and will also constitute full settlement of any claim under law or in equity that Officer's executors, heirs or assigns or any other person claiming under or through him might otherwise assert against LabOne or any of its employees on account of his death.

          (b) Disability. In the event that Officer continues unable to fully perform his duties and responsibilities hereunder by reason of illness, injury or mental or physical disability or incapacity for ninety (90) consecutive days, during which time he shall continue to be compensated for monthly installments of base salary and any annual incentive bonus for the previous year if such has been approved but not paid, Officer's employment pursuant to this Agreement may be terminated by LabOne, and such payments, together with the arrangements provided for by and stock option or other agreement between LabOne and Officer in effect at the time and by any other applicable plan of LabOne will constitute the entire obligation of LabOne to Officer and will also



                                    -49-


constitute full settlement of any claim under law or in equity that Officer might otherwise assert against LabOne, or any of its employees on account of such termination. Officer agrees, in the event of any dispute under this Section 9.1, to submit to a physical examination by a reputable licensed physician selected by LabOne and to accept LabOne's decision based on the results thereof.

          (c) Voluntary Termination. Officer's employment may be voluntarily terminated upon Officer giving sixty (60) days' prior written notice to LabOne. In the event Officer voluntarily terminates his employment, LabOne shall pay to Officer an amount equal to his base salary payable through the date of termination of employment and any annual incentive bonus for the previous year if such has been approved but not paid, and such payments, together with the arrangements provided for by any stock option or other agreement between LabOne and Officer in effect at the time and by any other applicable plan of LabOne will constitute the entire obligation of LabOne to Officer and will also constitute full settlement of any claim under law or in equity that Officer might otherwise assert against LabOne or any of its employees on account of his termination.

          (d) Termination for Cause. Officer's employment may be terminated by LabOne at any time for cause. In the event that Officer is terminated by LabOne for cause, LabOne shall pay to Officer his base salary which may have accrued to the date of termination and any annual incentive bonus for the previous year if such has been approved but not paid, and such payments, together with the arrangements provided for by any stock option or other agreement between LabOne and Officer in effect at the time and by any other applicable plan of LabOne will constitute the entire obligation of LabOne to Officer and will also constitute full settlement of any claim under law or in equity that Officer might otherwise assert against LabOne or any of its employees on account of his termination. Only the following actions, failures or events by or affecting Officer shall constitute "cause" for termination of Officer by LabOne (i) willful and continued failure by Officer to substantially perform his duties provided herein after a written demand for substantial performance is delivered to Officer by the Board of Directors of LabOne which demand identifies with reasonable specificity the manner in which Officer has not substantially performed his duties, and Officer fails to comply with such demand within a reasonable time; (ii) the engaging by Officer of gross misconduct or gross negligence materially injurious to LabOne; or (iii) Officer's conviction of having committed a felony. Notwithstanding the foregoing, Officer shall not be deemed to have been terminated by LabOne for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of LabOne finding that, in the -good faith opinion of the Board of Directors, LabOne has cause for the termination of employment of Officer, as set forth in any of clauses (i) through (iii) above and specifying the particulars thereof in reasonable detail. The findings of the Board of Directors shall not be binding on the arbitrators or other finds of fact in connection with any litigation or dispute arising out of this Agreement.




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          (e)  Termination Without Cause.  In the event that LabOne,
Inc. terminates Officer's employment for reasons other than death, disability, or cause as listed in subsection (d) above, LabOne shall pay Officer, on or before the last day of employment, his base salary which may have accrued to the date of termination, any annual incentive bonus for the previous year if such has been approved but not paid, and a lump sum severance payment equal to ( i) the installments of base salary due for the balance of the then current term of this Agreement, plus (ii) fifty percent (50%) of the annual base salary payable to Officer by LabOne immediately prior to termination of employment, which payments, together with the arrangements provided for by any stock option or other agreement between LabOne and Officer in effect at the time and by any other applicable plan of LabOne, will constitute the entire obligation of LabOne to Officer and will also constitute full settlement of any claim under law or in equity that Officer might otherwise assert against LabOne or any of its employees on account of his termination.



                                SECTION 10

                                 SURVIVAL

     10.1 Notwithstanding the termination of Officer's employment pursuant to the provisions of Section 9 hereof, or the expiration of the term of this Agreement, Officer's obligations under Sections 5, 6, 7 and 8 hereof, the provisions for injunctive relief against Officer in Sections 5.2 and 12.2 hereof and the provisions for arbitration in
Section 12.1 hereof shall continue in full force and effect. Any right, power or obligation imposed or conferred upon LabOne or the Board of Directors of LabOne by the terms of this Agreement shall inure to the benefit of and be binding upon any person or entity into which LabOne is consolidated or merged and the Board of Directors or other governing body of any such corporation or other entity.



                                 SECTION 11

                          ASSISTANCE IN LITIGATION

     11.1 Officer shall, upon reasonable notice, furnish such information and assistance to LabOne as may reasonably be required by LabOne, Inc. in connection with any litigation in which LabOne or any of its subsidiaries or affiliates is or may become a party.



                                SECTION 12

                                ARBITRATION

     12.1 Methods. Except as provided in Section 12.2 below, any difference, controversy, claim or dispute between the parties arising


                                    -51-

out of this Agreement, or the breach thereof, shall be settled by binding arbitration before a panel of three arbitrators selected as follows: each party shall select one neutral arbitrator from the American Arbitration Association's approved list of arbitrators.
The two arbitrators so selected by the parties shall select a third neutral arbitrator and the three so selected shall settle the dispute under the duly promulgated Commercial Arbitration Rules of the American Arbitration Association or its successor. The arbitration shall be conducted in Lenexa, Kansas. The award of the arbitrators may be entered as a judgment in any Court in the State of Kansas or in any court having jurisdiction thereof.

     12.2 Injunctive Relief. Notwithstanding Section 12.1 above, LabOne shall be entitled to seek judicial injunctive relief to enforce its rights under Section 5, 6, 7 and 8 of this Agreement as provided in Section 5.2 hereof.



                                SECTION 13

                               MISCELLANEOUS

     13.1 Assignment by Officer. This is a personal Agreement on the part of Officer and may not be sold, assigned, transferred or conveyed by Officer. This Agreement may not be sold, assigned, transferred or conveyed by LabOne except in connection with a merger, consolidation or sale of all or substantially all of the assets of LabOne and then only to the successor to LabOne's operations.

     13.2 Entire Agreement. This Agreement contains the entire agreement among the parties hereto and there are no representations, inducements, promises, agreements, arrangements, or undertakings, oral or written, among the parties as to the subject matter covered.

     13.3 Severability. Should any part of this Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Agreement had been originally executed without including the invalid part.

     13.4 Governing Law. This Agreement and its performance shall be interpreted and construed in accordance with the laws of the State of Kansas.

     13.5 Titles. Titles and captions in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

     13.6 Amendments. No changes, alterations, modifications, additions, or qualifications of the terms of this Agreement shall be made or be binding unless made in writing and executed by the parties in the same manner as the Agreement.





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     13.7     No Waiver.  Failure by either party to enforce any
right granted by this Agreement shall not constitute a waiver of such right and waiver of any provision of this Agreement shall not constitute a waiver of any other provision.

     13.8 Notices. Any notice, instrument or communication required or permitted under this Agreement shall be deemed to have been effectively given and made if in writing and when served by personal delivery to the party for whom it is intended, or three (3) business days after being deposited, postage prepaid, registered or certified mail, return receipt requested, in the United States mail, addressed to the party for whom it is intended at the following addresses, or at such other addresses as the party to be notified may have designated in writing to the other:

                            Officer:     Carl W. Ludvigsen, Jr.
                                         177 Hillcrest
                                         Lake Quivira, Kansas 66106

                             LabOne:     LabOne, Inc.
                                         10310 W. 84th Terrace
                                         Lenexa, Kansas 66214
                                         Attn: W. Thomas Grant II, President
                                               and Chief Executive Officer

     13.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                         LABONE, INC.


                                         By: /s/ W. Thomas Grant II
                                            -----------------------
                                         W. Thomas  Grant II
                                         President and Chief Executive
                                         Officer



                                         /s/ Carl W. Ludvigsen Jr.
                                            ----------------------
                                         CARL W. LUDVIGSEN, JR.


BY EXECUTING THIS AGREEMENT, OFFICER ACKNOWLEDGES RECEIPT OF THE
NOTIFICATION TO OFFICER SET FORTH IN THE LAST SENTENCE OF SECTION
7.1 HEREOF.






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